Calculation of the Registration Fee

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)(2)

Notes	$100,000.00	$3.93

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.
(2)	Pursuant to Rule 457(p) under the Securities Act of 1933, filing fees of $1,138,959.14 have already been paid with respect to unsold securities that were previously registered pursuant to a Registration Statement on Form S-3 (No. 333-134553) filed by Lehman Brothers Holdings Inc. and the other Registrants thereto on May 30, 2006, and have been carried forward, of which $3.93 is offset against the registration fee due for this offering and of which $1,138,955.21 remains available for future registration fees. No additional registration fee has been paid with respect to this offering.

Pricing supplement To prospectus dated May 30, 2006, prospectus supplement dated May 30, 2006 and product supplement no. 910-I dated February 26, 2008	Registration Statement no. 333-134553 Dated February 22, 2008 Rule 424(b)(2)

LEHMAN BROTHERS HOLDINGS INC.

$100,000

Annual Review Notes with Contingent Principal Protection Linked to the Common Stock of General Electric Company (GE)

Summary Description

The notes are designed for investors who seek early exit prior to maturity at a premium if the closing price of the Reference Stock is at or above the Call Price on any of the three annual Review Dates. If the notes are not called and the Reference Stock’s price never closes below the Trigger Price you will receive a cash payment equal to your initial investment of $1,000 per note; provided, however, that you may lose all of your principal if the price of the Reference Stock closes below the Trigger Price on any trading day during the Observation Period, as described below. Investors should be willing to forgo interest and dividend payments during the term of the notes and be willing to lose up to 100% of their principal.

Key Terms

Issuer:	Lehman Brothers Holdings Inc. (A+/A1/AA-)†
Issue Price:	$1,000 per note
Pricing Date:	February 22, 2008
Settlement Date:	February 27, 2008
Maturity Date:	February 27, 2011††
Review Dates:	February 25, 2009†† (the “First Review Date”), February 23, 2010†† (the “Second Review Date”) and February 23, 2011†† (the “Final Review Date”).
Call Settlement Date:	Three business days following the Review Date on which the notes are called. If the notes are not called there will be no Call Settlement Date. Instead, you will receive the Payment at Maturity, if any, on the Maturity Date.
Term:	3 years
Reference Stock:	The common stock of General Electric Company (NYSE: GE). See “The Reference Stock” on PS-4 of this pricing supplement. The Reference Stock Issuer may be changed in certain circumstances. See “Description of Notes—Anti-dilution Adjustments—Reorganization Events” in the accompanying product supplement no. 910-I for further information.
Reference Stock Issuer:	General Electric Company.
Automatic Call:	The notes will be called if the closing price of the Reference Stock on any Review Date is above or equal to the Call Price.
Payment upon Automatic Call:

If the notes are called, on the applicable Call Settlement Date you will receive your principal of $1,000 plus a cash payment equal to $1,000 multiplied by the Call Premium applicable to such Review Date for each $1,000 principal amount note. Accordingly, your Payment upon Automatic Call will be calculated as follows:

$1,000 + [$1,000 × the applicable Call Premium]

Call Premium:	The Call Premiums applicable for each Review Date are as follows:

Review Date	Call Premium	Total Payment if Called	Call Settlement Date
February 25, 2009	11.75%	$117.50	March 2, 2009
February 23, 2010	23.50%	$235.00	February 26, 2010
February 23, 2011	35.25%	$352.50	February 27, 2011

Call Price:	$33.55, which is 100% of the Initial Share Price
Payment at Maturity:

If the notes are not called and a Trigger Event has not occurred during the Observation Period, you will receive a cash payment of $1,000 per $1,000 principal amount note.

If the notes are not called and a Trigger Event has occurred, at maturity you will receive, instead of the principal amount of your notes, the number of shares of the Reference Stock equal to the Physical Delivery Amount (or, at our election, the Cash Value thereof). If we deliver shares of the Reference

Stock, any fractional shares will be paid in cash. The market value of the Physical Delivery Amount (or, at our election, the Cash Value thereof) will be less than the principal amount of your notes and may be zero. Accordingly, you may lose some or all of your principal if you invest in the notes.
Trigger Event:	A Trigger Event occurs if, on any trading day during the Observation Period, the closing price of the Reference Stock is below the Trigger Price.
Trigger Price:	$25.1625, which is 75% of the Initial Share Price.
Observation Period:	The period from, but excluding, the Pricing Date to, and including, the Final Review Date.
Initial Share Price:	The closing price of the Reference Stock on the Pricing Date, which was $33.55, divided by the Stock Adjustment Factor.
Final Share Price:	The closing price of the Reference Stock on the Final Review Date.
Physical Delivery Amount:	The number of shares of the Reference Stock, per $1,000 principal amount note, equal to $1,000 divided by the Initial Share Price. (Any fractional shares will be paid in cash).
Cash Value:	The amount in cash equal to the product of (1) $1,000 divided by the Initial Share Price and (2) the Final Share Price.
Stock Adjustment Factor:	1.0 on the Pricing Date, subject to adjustment under certain circumstances. See “Description of Notes —Anti-dilution Adjustments” in the accompanying product supplement no. 910-I for further information about these adjustments.
Denominations:	$1,000 per note and integral multiples of $1,000 in excess thereof.
Minimum Investment:	$10,000
CUSIP:	5249085Y2
ISIN:	US5249085Y20

†	Lehman Brothers Holdings Inc. is rated A+ by Standard & Poor’s, A1 by Moody’s and AA- by Fitch. A credit rating reflects the creditworthiness of Lehman Brothers Holdings Inc. and is not a recommendation to buy, sell or hold securities, and it may be subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating. The creditworthiness of the issuer does not affect or enhance the likely performance of the investment other than the ability of the issuer to meet its obligations.
††	Subject to postponement in the event of a market disruption event and as described under “Description of Notes – Payment at Maturity” or “Description of Notes – Automatic Call,” as applicable, in the accompanying product supplement no. 910-I.

Investing in the Annual Review Notes with Contingent Principal Protection Linked to the Common Stock of General Electric Company involves a number of risks. See “Risk Factors” beginning on page SS-1 of the accompanying product supplement no. 910-I and “ Selected Risk Factors” beginning on page PS-2 of this pricing supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement, the accompanying base prospectus, MTN prospectus supplement, product supplement no. 910-I and any other relevant terms supplement. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Commission (2)	Proceeds to Us
Per note	$1,000.00	$35.00	$965.00
Total	$100,000.00	$3,500.00	$96,500.00

(1)

The price to the public includes the cost of hedging our obligations under the notes through one or more of our affiliates, which includes our affiliates’ expected cost of providing such hedge as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.

(2)

Lehman Brothers Inc. will receive fees of $35.00 per $1,000 principal amount, or 3.50%, and may use some or all of these fees to pay selling concessions to other dealers. Lehman Brothers Inc. and/or an affiliate may earn additional income as a result of payments pursuant to the hedges.

LEHMAN BROTHERS

February 22, 2008	MTNI696

ADDITIONAL TERMS SPECIFIC TO THE NOTES

Lehman Brothers Holdings Inc. has filed a registration statement (including a base prospectus) with the U.S. Securities and Exchange Commission, or SEC, for this offering. Before you invest, you should read this pricing supplement together with the base prospectus, as supplemented by the MTN prospectus supplement relating to our Series I medium-term notes of which the notes are a part, and the more detailed information contained in product supplement no. 910-I (which supplements the description of the general terms of the notes). Buyers should rely upon the base prospectus, the MTN prospectus supplement, product supplement no. 910-I, this pricing supplement and any other relevant terms supplement for complete details. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all prior or contemporaneous communications concerning the notes. To the extent that there are any inconsistencies among the documents listed below, this pricing supplement shall supersede product supplement no. 910-I, which shall, likewise, supersede the base prospectus and the MTN prospectus supplement. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 910-I, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the notes. You may get these documents and other documents Lehman Brothers Holdings Inc. has filed for free by searching the SEC online database (EDGAR®) at www.sec.gov, with “Lehman Brothers Holdings Inc.” as a search term or through the links below, or by calling Lehman Brothers Inc. toll-free at 1-888-603-5847.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 910-I dated February 26, 2008:

http://www.sec.gov/Archives/edgar/data/806085/000119312508038227/d424b2.htm

•	MTN prospectus supplement dated May 30, 2006:

http://www.sec.gov/Archives/edgar/data/806085/000104746906007785/a2170815z424b2.htm

•	Base prospectus dated May 30, 2006:

http://www.sec.gov/Archives/edgar/data/806085/000104746906007771/a2165526zs-3asr.htm

As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Lehman Brothers Holdings Inc.

Selected Purchase Considerations

•

Appreciation Potential: If the closing price of the Reference Stock on a Review Date is equal to or above the Call Price, the notes will be automatically called and your investment will yield a payment per $1,000 principal amount note equal to the sum of $1,000 and $1,000 multiplied by the applicable Call Premium. Because the notes are our senior unsecured obligations, payment of any amount if automatically called or at maturity is subject to our ability to pay our obligations as they become due.

•

Potential Early Exit with Appreciation as a Result of Automatic Call Feature: While the original term of the notes is three years, the notes will be automatically called before maturity if the closing price of the Reference Stock is at or above the Call Price on a Review Date and you will be entitled to the applicable payment set forth on the cover of this pricing supplement.

•

Certain U.S. Federal Income Tax Consequences: Lehman Brothers Holdings Inc. intends to treat, and by purchasing a note, for all tax purposes, you agree to treat, a note as a financial contract, rather than as a debt instrument.

Recent Tax Law Developments. On December 7, 2007, the Internal Revenue Service released a Notice indicating that the Internal Revenue Service and the Treasury Department are considering and seeking comments as to whether holders of instruments similar to the notes should be required to accrue income on a current basis over the term of the notes, regardless of whether any payments are made prior to maturity. In addition, the Notice provides that the Internal Revenue Service and the Treasury Department are considering related issues, including, among other things, whether gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax, whether the tax treatment of such instruments should vary depending upon the nature of the underlying asset, and whether such instruments should be subject to the special “constructive ownership rules” contained in Section 1260 of the Internal Revenue Code of 1986, as amended. It is not possible to predict what changes, if any, will be adopted, or when they will take effect. Any such changes could affect the amount, timing and character of income, gain or loss in respect of the notes, possibly with retroactive effect. Holders are urged to consult their tax advisors concerning the impact of the Notice on their investment in the notes. Subject to future developments with respect to the foregoing, Lehman Brothers Holdings Inc. intends to continue to treat the notes for U.S. federal income tax purposes in accordance with the treatment described in the accompanying product supplement no. 910-I under the headings “Risk Factors” and “Certain U.S. Federal Income Tax Consequences.”

See “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 910-I”

Selected Risk Factors

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Reference Stock. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 910-I. You should reach an investment decision only after you have carefully considered with your advisers the suitability of an investment in the notes in light of your particular circumstances.

•

Your Investment in the Notes May Result in a Significant Loss: The notes do not pay interest and do not guarantee any return of principal. If the notes are not called, the Payment at Maturity will be based on whether the closing price of the Reference Stock is below the Trigger Price on any trading day during the Observation Period; if the closing price of the Reference Stock is below the Trigger Price on any trading day during the Observation Period, you will receive at maturity a predetermined number of shares of the Reference Stock, the Physical Delivery Amount, (or, at our election, the Cash Value thereof). The market value of the Physical Delivery Amount (or, at our election, the Cash Value thereof) will be less than the principal amount of each note and may be zero. In addition, on the Pricing Date, stock prices generally in the market and stock prices for the Reference Stock in particular may be significantly higher than historical averages, which could increase the likelihood of subsequent declines in stock prices and of a Trigger Event, and reduce the likelihood that the notes will be automatically called, with respect to the Reference Stock. You may lose up to the entire principal amount of your notes.

•

Limited Return on the Notes: Your potential gain on the notes will be limited to the applicable Call Premium for a Review Date, as set forth on the cover of this pricing supplement, regardless of the appreciation in the Reference Stock, which may be significant. Similarly, because the determination of whether the notes will be called will be based on the closing price of the Reference Stock on a limited number of Review Dates prior to the Maturity Date, your return may be adversely affected by a sudden or temporary decrease in the Reference Stock’s closing price on any or all of the Review Dates. As a result, you may receive a lower return on the notes than you would if you had a direct investment in the Reference Stock during the term of the notes.

•

No Ownership Rights in the Reference Stock: As a holder of the notes, you will not have any ownership interest or rights in the Reference Stock, such as voting rights, dividend payments or other distributions. In addition, the Reference Stock Issuer will not have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of the Reference Stock and the notes.

•

Dealer Incentives: We and our affiliates act in various capacities with respect to the notes. Lehman Brothers Inc. and other of our affiliates may act as a principal, agent or dealer in connection with the notes. Such affiliates, including the sales representatives, will derive compensation from the distribution of the notes and such compensation may serve as an incentive to sell these notes instead of other investments. We will pay compensation of up to $35.00 per note to the principals, agents and dealers in connection with the distribution of the notes.

•

The Notes Will Not Pay More Than the Principal Amount at Maturity, Plus Any Applicable Call Premiums, and Principal Protection is Under Limited Circumstances: Your return of principal at maturity is protected so long as the closing price of the Reference Stock does not fall below the Trigger Price on any trading day during the Observation Period. However, if the closing price of the Reference Stock has fallen below the Trigger Price on any trading day during the Observation Period, you could lose the entire principal amount of your notes.

•

No Affiliation With the Reference Stock Issuer: We are not affiliated with the Reference Stock Issuer. We assume no responsibility for, and make no representation regarding, the adequacy or completeness of the information about the Reference Stock contained in this pricing supplement or in product supplement no. 910-I. You should make your own investigation into the Reference Stock and the Reference Stock Issuer. We are not responsible for the Reference Stock Issuer’s public disclosure of information, whether contained in SEC filings or otherwise.

•

We Cannot Control Actions by the Reference Stock Issuer: We are not affiliated with the Reference Stock Issuer. As a result, we will have no ability to control the actions of the Reference Stock Issuer, including actions that could affect the value of the Reference Stock. None of the money you pay us will go to the Reference Stock Issuer, and the Reference Stock Issuer will not be involved in the offering of the notes in any way. Neither we nor the Reference Stock Issuer will have any obligation to consider your interests as a holder of the notes in taking any corporate actions that might affect the value of your notes.

•

The Reference Stock May Change Following Certain Corporate Events: Following certain corporate events relating to the Reference Stock Issuer, such as a take-over or a going-private transaction, the calculation agent will have the option to replace the Reference Stock with the common stock of a company with the same Standard Industrial Classification Code as the Reference Stock Issuer. We describe the specific corporate events that can lead to these adjustments and the procedures for selecting a Successor Reference Stock under “Description of Notes — Anti-dilution Adjustments — Reorganization Events” in the accompanying product supplement no. 910-I.

•

Lack of Liquidity: The notes will not be listed on any securities exchange. Lehman Brothers Inc. intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which Lehman Brothers Inc. is willing to buy the notes. If you are an employee of Lehman Brothers Holdings Inc. or one of our affiliates, you may not be able to purchase the notes from us and your ability to sell or trade the notes in the secondary market may be limited.

•

Our Affiliates’ Compensation May Serve as an Incentive to Sell You these Notes: We and our affiliates act in various capacities with respect to the notes. Lehman Brothers Inc. and other of our affiliates may act as a principal, agent or dealer in connection with the notes. Such affiliates, including the sales representatives, may derive compensation from the distribution of the notes and such compensation may serve as an incentive to sell these notes instead of other investments.

•

Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity: While the payment on any Review Date or at maturity described in this pricing supplement is based on the full principal amount of your notes, the original issue price of the notes includes the agent’s commission and the cost of hedging our obligations under the notes through one or more of our affiliates. As a result, the price, if any, at which Lehman Brothers Inc. will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price and any sale prior to the Maturity Date could result in a substantial loss to you. The notes are not designed to be short-term trading instruments. YOU SHOULD BE WILLING TO HOLD THE NOTES TO MATURITY.

•

Potential Conflicts: We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and hedging our obligations under the notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes.

•

We and our Affiliates and Agents May Publish Research, Express Opinions or Provide Recommendations that are Inconsistent with Investing in or Holding the Notes. Any Such Research, Opinions or Recommendations Could Affect the Reference Stock to which the Notes are Linked or the Value of the Notes: We, our affiliates and agents publish research from time to time on financial markets and other matters that may influence the value of the notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. We, our affiliates and agents may have published research or other opinions that are inconsistent with the investment view implicit in the notes. Any research, opinions or recommendations expressed by us, our affiliates or agents may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the notes which are linked to the Reference Stock.

•

Many Economic and Market Factors Will Influence the Value of the Notes: In addition to the value of the Reference Stock and interest rates on any trading day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other and which are set out in more detail in product supplement no. 910-I.

•

Anti-Dilution Protection is Limited: For certain adjustment events affecting the Reference Stock, the calculation agent will make adjustments to the Stock Adjustment Factor. However, the calculation agent will not make an adjustment in response to all events that could affect the Reference Stock. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected.

•

Credit of Issuer: An investment in the notes will be subject to the credit risk of Lehman Brothers Holdings Inc., and the actual and perceived creditworthiness of Lehman Brothers Holdings Inc. may affect the market value of the notes.

The Reference Stock

Public Information

Lehman Brothers Holdings Inc. has obtained the following information regarding General Electric Company from the reports General Electric Company has filed with the SEC. All information contained herein on the Reference Stock and on General Electric Company is derived from publicly available sources and is provided for informational purposes only. We do not make any representation that these publicly available documents are accurate or complete.

General Electric Company has stated in its filings with the SEC that it develops, manufactures and markets products for the generation, transmission, distribution, control and utilization of electricity. Its products include appliances, lighting products, medical diagnostic imaging systems, electrical distribution and control equipment, locomotives, power generation and delivery products, nuclear power support services and fuel assemblies, aircraft jet engines, security equipment and systems, and plastics.

The Reference Stock is registered under the Securities Exchange Act of 1934. Companies with securities registered under that Act are required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC or through the SEC’s website described under “Where You Can Find More Information” on page 58 of the accompanying base prospectus. In addition, information regarding the Reference Stock Issuer may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.

Historical Information of the Common Stock of General Electric Company

The following graph sets forth the historical performance of the common stock of General Electric Company based on the daily closing price of the common stock of General Electric Company from February 21, 2003 through February 22, 2008. The closing price of the common stock of General Electric Company on February 22, 2008 was $33.55. We obtained the closing prices below from Bloomberg Financial Markets, without independent verification. The closing prices may be adjusted by Bloomberg Financial Markets for corporate actions such as public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

The historical performance of the common stock of General Electric Company should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of the common stock of General Electric Company during the term of the notes. We cannot give you assurance that the performance of the common stock of General Electric Company will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that General Electric Company will pay in the future. In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on the common stock of General Electric Company.

Examples of Hypothetical Payment at Maturity for Each $1,000 Principal Amount Note:

The following table illustrates hypothetical Payments at Maturity or upon Automatic Call or the Physical Delivery Amount (or, at our election, the Cash Value thereof) on a $1,000 investment in the notes linked to the common stock of General Electric Company, based on a range of hypothetical closing prices of the Reference Stock on the Final Review Date and closing prices of the Reference Stock on the Review Dates and assuming that the closing price of the Reference Stock is not below the Trigger Price on any day during the Observation Period, except as indicated in the column titled “Hypothetical lowest closing price of the Reference Stock during the Observation Period.”

This table of hypothetical Payments at Maturity and Payments upon Automatic Call reflects the following:

•	Call Price: $33.55
•	Trigger Price: $25.1625

Hypothetical lowest closing price of the common stock of GE during the Observation Period	Hypothetical closing price on the First Review Date	Hypothetical closing price on the Second Review Date	Hypothetical closing price on the Final Review Date	Hypothetical Payment upon Automatic Call at first Call Settlement Date	Hypothetical Payment upon Automatic Call at second Call Settlement Date	Hypothetical Payment at Maturity*†	Hypothetical Total Value of Payment Received at Maturity*
$26.84	$30.20	$26.84	$38.58	N/A	N/A	$1,352.50	$1,352.50
$30.20	$30.20	$36.91	N/A	N/A	$1,235.00	N/A	N/A
$30.20	$36.91	N/A	N/A	$1,117.50	N/A	N/A	N/A
$16.78	$31.87	$31.87	$67.10	N/A	N/A	$1,352.50	$1,352.50
$16.78	$31.87	$67.10	N/A	N/A	$1,235.00	N/A	N/A
$16.78	$67.10	N/A	N/A	$1,117.50	N/A	N/A	N/A
$26.84	$30.20	$26.84	$28.52	N/A	N/A	$1,000.00	$1,000.00
$23.49	$30.20	$23.49	$28.52	N/A	N/A	29 shares of GE (or the Cash Value thereof)	$850.00
$16.78	$31.87	$31.87	$25.16	N/A	N/A	29 shares of GE (or the Cash Value thereof)	$750.00
$16.78	$31.87	$31.87	$16.78	N/A	N/A	29 shares of GE (or the Cash Value thereof)	$500.00
$8.39	$31.87	$31.87	$8.39	N/A	N/A	29 shares of GE (or the Cash Value thereof)	$250.00
$0.00	$31.87	$31.87	$0.00	N/A	N/A	29 shares of GE (or the Cash Value thereof)	$0.00
*	If you receive the Physical Delivery Amount (or, at our election, the Cash Value thereof), the total value of payment received at maturity shown in the table above includes the value of any fractional shares, which will be paid in cash.
†	The hypothetical Payment at Maturity includes both the Payment at Maturity and the Payment upon Automatic Call at the third Call Settlement Date.

Note that you will receive at the Call Settlement Date or at maturity either the Payment upon Automatic Call, shares of the Reference Stock (or, at our election, the Cash Value thereof) or the principal amount of your note in cash, as applicable. Also note that if you receive the Physical Delivery Amount, the total value of payment received at maturity shown in the table above include the value of any fractional shares, which will be paid in cash.

The actual number of shares of the Reference Stock (or, at our election, the Cash Value thereof) you would receive at maturity may be more or less than the amounts displayed in the hypothetical examples and will depend in part on the closing price of the Reference Stock on the Pricing Date and the Stock Adjustment Factor on the Final Review Date.

Examples of Hypothetical Payment at Maturity for Each $1,000 Principal Amount Note Linked to the Common Stock of General Electric Company.

The following examples illustrate hypothetical simple total return (i.e., not compounded) payments at maturity on a $1,000 investment in the notes linked to the common stock of General Electric Company that could be realized on the applicable Review Date or on the Maturity Date for various closing prices. The following examples reflect a Call Price equal to the Initial Share Price of $33.55. The examples also reflect that the Call Premiums used to calculate the Payment upon Automatic Call applicable to the First, Second and Final Review Dates are 11.75%, 23.50% and 35.25%, respectively. The examples assume that the Stock Adjustment Factor remains constant at 1.0 and we do not elect to pay the Cash Value instead of the Physical Delivery Amount. There will be only one payment on each note whether automatically called or at maturity. The following examples illustrate how the total value of payments received are calculated.

Example 1: The closing price of the Reference Stock increased from the Initial Share Price of $33.55 to a closing price of $36.91 on the First Review Date. Because the Reference Stock’s closing price of $36.91 was above the Call Price of $33.55, the notes were automatically called, and you would receive a single payment of $1,117.50 per $1,000 principal amount note calculated as follows:

$1,000 + (11.75% × $1,000) = $1,117.50

Example 2: The closing price of the Reference Stock decreased from the Initial Share Price of $33.55 to $30.20 on the First Review Date, and increased to $36.91 on the Second Review Date. Because the Reference Stock’s closing price is below the Call Price on the First Review Date, the notes were not automatically called on that Review Date. Because the Reference Stock’s closing price was above the Call Price of $33.55 on the Second Review Date, however, the notes were automatically called at that time and you would receive a single payment of $1,235.00 per $1,000 note calculated as follows:

$1,000 + (23.50% × $1,000) = $1,235.00

Example 3: The closing price of the Reference Stock decreased from the Initial Share Price of $33.55 to $30.20 on the First Review Date, decreased to $26.84 on the Second Review Date, and increased to $38.58 on the Final Review Date. Because the Reference Stock’s closing price was below the Call Price on the First Review Date and the Second Review Date, the notes were not automatically called on those Review Dates. Because the Reference Stock’s closing price of $38.58 on the Final Review Date was above the Call Price of $33.55, the notes were automatically called and you would receive a single payment of $1,352.50 per $1,000 note calculated as follows:

$1,000 + (35.25% × $1,000) = $1,352.50

Example 4: The closing price of the Reference Stock decreased from the Initial Share Price of $33.55 to $30.20 on the First Review Date, decreased further to $26.84 on the Second Review Date, and increased to $28.52 on the Final Review Date. Because (1) the price of the Reference Stock was below the Call Price on every Review Date and the notes were not called, and (2) the Reference Stock’s closing price was never lower than the Trigger Price, a Trigger Event did not occur and you would receive a single payment of $1,000 per $1,000 note.

Example 5: The closing price of the Reference Stock decreased from the Initial Share Price of $33.55 to $30.20 on the First Review Date, decreased further to $23.49 on the Second Review Date, and increased to $28.52 on the Final Review Date. Because the Reference Stock’s closing price was below the Call Price on every Review Date, the notes were not called. Because the Reference Stock’s closing price did fall to $23.49, a Trigger Event occurred and you would receive 29 shares of the common stock of General Electric Company, and the cash value of any fractional shares, in this case equal to $22.99.

Supplemental Plan of Distribution

We have agreed to sell to Lehman Brothers Inc., and Lehman Brothers Inc. has agreed to purchase, all of the notes at the price indicated on the cover of this pricing supplement.

We have agreed to indemnify Lehman Brothers Inc. against liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that Lehman Brothers Inc. may be required to make relating to these liabilities as described in the MTN prospectus supplement and the base prospectus.

Lehman Brothers Inc. will offer the notes initially at a public offering price equal to the issue price set forth on the cover of this pricing supplement. After the initial public offering, the public offering price may from time to time be varied by Lehman Brothers Inc.

We have, or our affiliate has, entered into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the notes and Lehman Brothers Inc. and/or an affiliate may earn additional income as a result of payments pursuant to the swap, or related hedge transactions.